                                                                    EXHIBIT 99.1


[GOLDEN TELECOM LOGO]

FOR IMMEDIATE RELEASE


                  GOLDEN TELECOM, INC. ELECTS NEW BOARD MEMBERS


MOSCOW, NOVEMBER 19, 2002. Golden Telecom, Inc. ("GTI") (Nasdaq: GLDN) announced today the election of Mr. Vladimir Androsik, Mr. David Herman and Mr. Michael North to its Board of Directors.

Mr. Androsik and Mr. North were nominated by Rostelecom following the closure of the acquisition of Sovintel by GTI. To make room for the Rostelecom nominees, Mr. Stan Abbeloos and Mr. David Stewart resigned from the Board but will continue to serve, respectively, as Chief Operating Officer and Chief Financial Officer of GTI.

Mr. Herman was elected to the Board following the resignation of Mr. Izzet Guney, Director for Telecommunications, Informatics and Media at the European Bank for Reconstruction and Development ("EBRD"). Mr. Guney had served as Chairman of the Audit Committee, and was instrumental in working with management to promote strong corporate governance and transparent financial reporting at Golden Telecom, the only Moscow-based international company with a full listing in the U.S. securities markets.

Mr. Guney said: "It has been a great pleasure to serve on the Board of Directors of this unique U.S. company operating in Russia and the Commonwealth of Independent States ("CIS"). The EBRD's investment in Golden Telecom is one of our most successful in Russia to-date. The EBRD was a lead investor in the September 1999 IPO - the first capital-market transaction of its type after the 1998 crisis. We have a very high level of confidence in the reconstituted Board of Directors, which will adhere to the new SEC regulations relating to the presence of independent directors. We also support the management of the company and look forward to our continued association with GTI as a significant equity holder and as a possible source of future debt financing for its further development."

Mr. Herman has served in senior executive positions throughout the world, including Russia and the CIS. He recently retired as Vice President of General Motors Corporation, after 29 years with the car maker. Mr. Herman was instrumental in the establishment of a $340 million car plant by General Motors, Avtovaz and the EBRD. The transaction is, to date, the largest industrial joint venture in Russia. Prior to his appointment with GM in the CIS, Mr. Herman served as Chairman of Adam Opel A.G., prior to which he had served as Chief Executive Officer of SAAB Automobile.

Mr. Androsik has extensive experience in Russian telecommunications and finance. He was the Deputy Finance Director of Peterstar, Inc. from 1997 to 2001, and since then has served as a member of the Management Committee and as Deputy Director General/Finance Director of Rostelecom.

Mr. North has over 10 years of mergers and acquisition, corporate restructuring, capital market transactions and privatization experience in Central and Eastern Europe and the telecommunications industry. Mr. North was Senior Vice President and Head of the Central and Eastern Europe Telecommunications Group at Commerzbank Securities and acted as Project Director in a number of mergers and acquisition transactions in Russia. Mr. North currently serves as the Managing Director of eurokapital Verwaltungs GmbH.

The full Board of Golden Telecom, Inc. now consists of Mr. Vladimir Androsik, Deputy General Director/Finance Director, Rostelecom; Mr. Tigran Agadzhanov, Senior Vice President and Head of Asset Management Division, Alfa Bank; Mr. Peter Aven, President Alfa Bank; Mr. Michael Calvey, Managing Partner, Baring Vostok Capital Partners; Ashley Dunster, Vice President, Capital Research International, Inc.; David Herman; Andrei Kosogov, First Deputy Chairman of the Executive Board, Alfa Bank; Michael North, Managing Director, eurokapital Verwaltungs GmbH; and Alexander Vinogradov, President and Chief Executive Officer, Golden Telecom, Inc..




ABOUT GOLDEN TELECOM, INC. (www.goldentelecom.com) Golden Telecom, Inc., (NASDAQ: GLDN) is the largest independent provider of integrated voice, data and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (CIS). The company offers competitive local exchange carrier services using its overlay network in Moscow, St. Petersburg, Nizhny Novgorod and Kiev, Ukraine; data and long- distance services using a fiber optic and satellite-based network, including more than 149 combined access points in Russia and other countries of the CIS; dedicated and dial-up Internet access to businesses and consumers; Internet content through numerous web brands powered by its ROL brand; and mobile services.


FOR MORE INFORMATION,
PLEASE, CONTACT:

Public Relations:
Anna Chin Ga Pin
e-mail: achin@sovintel.net
tel.: +7-501-797-9300; fax: +7-501-797-9332

Investor Relations:
Nikolay Tokarev
e-mail: investorrelations@gti.ru
tel.: +7-501-797-9300; fax: +7-501-797-9331
www.goldentelecom.com


2